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            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                  (Unaudited)



                                                      As of and For the Three Months Ended March 31,
                                                      ----------------------------------------------

                                                                1996               1995
                                                                ----               ----
Weighted Average Shares Outstanding                            5,814              5,814

Weighted Average Stock Options Outstanding                     1,877              1,592

Assumed Shares Repurchased                                      (691)              (699)
                                                               -----              -----

Weighted Average Shares and Share
    Equivalents Outstanding                                    7,000              6,707
                                                               =====              =====


Net Income                                                    $2,715             $2,146
                                                              ======             ======

Net Income Per Share                                           $0.39              $0.32
                                                               =====              =====





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